CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our Firm under the caption “Experts” and to the use of our report dated March 31, 2010 (which report contains an explanatory paragraph relating to the ability to continue as a going concern) with respect to the consolidated financial statements of Integral Vision, Inc., and Subsidiaries for the year ended December 31, 2009 and 2008 appearing in this registration statement on Form S-1 and related prospectus.

/REHMANN ROBSON

Troy, Michigan
January 12, 2010